Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-167235) pertaining to the Healthspring, Inc. Amended and Restated 2006 Equity Incentive Plan,
(2)	Registration Statement (Form S-8 No. 333-151163) pertaining to the Healthspring, Inc. 2008 Management Stock Purchase Plan, and
(3)	Registration Statement (Form S-8 No. 333-131654) pertaining to the Healthspring, Inc. 2006 Equity Incentive Plan and Newquest Holdings, Inc. 2005 Stock Option Plan.
of our report dated April 30, 2010, with respect to the financial statements of Bravo Health, Inc. as and for the years ended December 31, 2009 and 2008, incorporated by reference in this Current Report on Form 8-K/A of HealthSpring, Inc.
/s/ Ernst & Young LLP
Baltimore, Maryland
February 11, 2011